Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                 AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                    (Unaudited)
                         (Dollar Amounts in Thousands)

                                       Year Ended September 30,
                          --------------------------------------------------
                            1994      1993       1992      1991       1990
                          --------  --------   --------  --------   --------
Earnings Available for
  Fixed Charges:
  Income before minority
    interest and extra-
    ordinary item         $299,474  $197,461   $175,607  $ 66,026   $258,392
  Income taxes             199,649   129,726    112,273    51,670    164,175
                          --------  --------   --------  --------   --------
  Income before income
   taxes, minority
    interest and extra-
    ordinary item          499,123   327,187    287,880   117,696    422,567
  Consolidated interest
    expense                 93,159    70,894     71,096    84,129     80,743
  Interest expense related
    to proportionate share
    of 50% owned affiliates 22,689    25,354     25,269    16,520      9,176
  Portion of rents repre-
    senting the interest
    factor                  20,868    18,721     16,393    13,319     12,286
  Less-Equity in earnings
    (losses) of affiliates
    less than 50% owned      4,698        --         22       148        253
                          --------  --------   --------  --------   --------
          Total           $631,141  $442,156   $400,616  $231,516   $524,519
                          ========  ========   ========  ========   ========
Fixed Charges:
  Consolidated interest
    expense and interest
    costs capitalized     $104,759  $ 89,563   $ 86,908  $ 95,455   $ 95,883
  Interest expense and
    interest costs capi-
    talized related to
    proportionate share
    of 50% owned
    affiliates              22,974    25,484     26,952    22,649     16,428
  Portion of rents repre-
    senting the interest
    factor                  20,868    18,721     16,393    13,319     12,286
                          --------  --------   --------  --------   --------
          Total           $148,601  $133,768   $130,253  $131,423   $124,597
                          ========  ========   ========  ========   ========
Ratio of Earnings to
  Fixed Charges               4.25      3.31(1)    3.08      1.76(2)    4.21
                          ========  ========   ========  ========   ========
(1) Excluding the effects of the fiscal 1993 reorganization charge of $27.0 million, the ratio of earnings to fixed charges for fiscal 1993 is 3.51.
(2) Excluding the effects of the fiscal year 1991 special charge of $246.5 million, the ratio of earnings to fixed charges for fiscal year 1991 is 3.63.